Exhibit 99.1

US RETAIL GAS OPERATIONS OF KINDER MORGAN, INC. ACQUIRED BY GE ENERGY FINANCIAL SERVICES AND ALINDA INVESTMENTS LLC

HOUSTON and LAKEWOOD, Colo., April 2, 2007 – Kinder Morgan, Inc. (NYSE: KMI) has completed the sale of its US natural gas retail distribution and related operations serving over 260,000 customers in Colorado, Nebraska, Wyoming, as well as Hermosillo, Mexico, to GE Energy Financial Services and Alinda Investments LLC for $710 million plus working capital, the companies announced today.  The retail business serves residential, commercial, agricultural and industrial customers through more than 11,900 miles of distribution and transmission pipelines, underground storage fields, and related facilities.  The transaction, previously announced on August 14, 2006, has received all required regulatory approvals.

This first transaction by GE Energy Financial Services in a retail natural gas distribution business provides an opportunity for expansion. The GE unit also has investments in 7,700 miles of interstate natural gas pipelines in North America. “This acquisition of a well-established retail natural gas distribution business with a capable and experienced management team and workforce provides an excellent platform to grow our investments in retail gas distribution,” said Alex Urquhart, President and CEO of GE Energy Financial Services.  “The transaction will be seamless to customers, who will continue to receive the same great service.”

Alinda Investments LLC is an affiliate of Alinda Capital Partners LLC, a privately-held firm that invests in infrastructure assets that provide essential services, and is a 50-percent owner with GE Energy Financial Services.   "With its solid customer base and strong management team, this business is an excellent strategic fit for us. It provides essential energy infrastructure services to residential, commercial, industrial and agricultural customers, and has opportunities for growth,” said Chris Beale, Managing Partner of Alinda Capital.

The retail gas distribution business’ headquarters will continue to be in Lakewood, Colo., with its president, Dan Watson, leading the workforce.  The business will continue to operate as Kinder Morgan Retail for approximately 60 days spanning the Choice Gas customer selection period and launch its new identity during May 2007.  The new company continues to administer all selections made by customers during the upcoming Choice Gas selection period, including all Kinder Morgan supplier options.

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KMI/GE - Sale of Retail Natural Gas Operations

About Kinder Morgan, Inc.

Kinder Morgan, Inc. is one of the largest energy transportation, storage and distribution companies in North America.  It owns an interest in or operates more than 41,000 miles of pipelines that transport natural gas, crude oil, petroleum products and CO2, and over 155 terminals that store, transfer and handle products like gasoline and coal.  KMI owns the general partner interest of Kinder Morgan Energy Partners (NYSE: KMP), one of the largest publicly traded pipeline limited partnerships in the United States.  Combined, the companies have an enterprise value of more than $35 billion.  For more information, visit www.kindermorgan.com.

About GE Energy Financial Services

GE Energy Financial Services’ 300 experts invest globally with a long-term view, backed by the best of GE's technical know-how and financial strength, across the capital spectrum and the energy and water industries, to help their customers and GE grow. With US$13 billion in assets, GE Energy Financial Services, based in Stamford, Connecticut, invests more than US$5 billion annually in two of the world’s most capital-intensive industries, energy and water. More information: www.geenergyfinancialservices.com.

About GE

GE (NYSE: GE) is Imagination at Work -- a diversified technology, media and financial services company focused on solving some of the world's toughest problems.  With products and services ranging from aircraft engines, power generation, water processing and security technology to medical imaging, business and consumer financing, media content and advanced materials, GE serves customers in more than 100 countries and employs more than 300,000 people worldwide. For more information, visit www.ge.com

About Alinda

Alinda Investments LLC is an affiliate of Alinda Capital Partners LLC, a privately-held investment firm specializing in infrastructure assets that provide essential services to communities, businesses and governments. For more information, visit www.alinda.com

Note to editors: A map of the retail natural gas system is attached to this release.  Click here.

Contacts:

Larry Pierce	Mindy Mills	Ken Koprowski	Chris Beale
Kinder Morgan	Kinder Morgan	GE	Alinda Capital
Media Relations	Investor Relations	Energy Financial Services	(212) 838-6403
(713) 369-9407	(713) 369-9490	(203) 961-5743